SUB-ITEM 77C:  Submission of matters to a vote of security holders.


      A special meeting of the shareholders of State Farm Mutual Fund Trust's S&P 500 Index Fund was held on December 16, 2011. The proposals addressed at that meeting and the results of voting on those proposals were as follows:

Proposal                                 Votes Cast For      Votes Cast Against

Approve Restructuring of the
State Farm S&P 500 Index
Fund (consisting of the
following two sub-proposals)

*Approve an Amendment to the
Investment Advisory and
Management Services Agreement
between State Farm Mutual Fund
Trust (the "Trust") and State Farm
Investment Management Corp.
("SFIMC")                                26,772,909                    653,757

*Approve an Investment Sub-
Advisory Agreement between the
Trust, SFIMC and BlackRock
Fund Advisors                          26,642,547                     770,909

Approve Manager of Managers
Structure for the State Farm
S&P 500 Index Fund               26,604,115                     799,314